Exhibit 99.1

Rocket Pharmaceuticals Announces $26.4 Million Private Placement

CRANBURY, N.J.-- Aug. 30, 2021-- Rocket Pharmaceuticals, Inc. (NASDAQ: RCKT), a clinical-stage company advancing an integrated and sustainable pipeline of genetic therapies for rare childhood disorders, today announces a securities purchase agreement with a fund affiliated with RTW Investments, LP, the Company’s largest shareholder, for the purchase of an aggregate of 812,516  shares of common stock, par value $0.01 per share, at a purchase price of $32.48 per share, the closing price on August 27, 2021, for aggregate gross proceeds of approximately $26.4 million to the Company before offering expenses. The private placement is expected to close on or about August 31, 2021, subject to the satisfaction of customary closing conditions. Rocket expects to use the net proceeds from the private placement to continue to advance and expand its pipeline of product candidates, for research and development expenses and for working capital.

The securities to be sold in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state or other applicable jurisdiction's securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state or other jurisdictions' securities laws. The Company has agreed to file a registration statement with the U.S. Securities and Exchange Commission (the “SEC”) registering the resale of the common shares issued in the private placement upon the purchasers’ request.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer, solicitation or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any offering of the securities under the resale registration statement will only be made by means of a prospectus.

About Rocket Pharmaceuticals, Inc.

Rocket Pharmaceuticals, Inc. (NASDAQ: RCKT) (“Rocket”) is advancing an integrated and sustainable pipeline of genetic therapies that aim to correct the root cause of complex and rare childhood disorders. The company’s platform-agnostic approach enables it to design the best potential therapy for each indication, creating potentially transformative options for patients afflicted with rare genetic diseases. Rocket’s clinical programs using lentiviral vector (LVV)-based gene therapy are for the potential treatment of Fanconi Anemia (FA), a difficult to treat genetic disease that leads to bone marrow failure and potentially cancer, Leukocyte Adhesion Deficiency-I (LAD-I), a severe pediatric genetic disorder that causes recurrent and life-threatening infections which are frequently fatal, Pyruvate Kinase Deficiency (PKD) a rare, monogenic red blood cell disorder resulting in increased red cell destruction and mild to life-threatening anemia and Infantile Malignant Osteopetrosis (IMO), a bone marrow-derived disorder. Rocket’s first clinical program using adeno-associated virus (AAV)-based gene therapy is for Danon disease, a devastating, pediatric heart failure condition. For more information about Rocket, please visit www.rocketpharma.com.

Rocket Cautionary Statement Regarding Forward-Looking Statements

Various statements in this release concerning the closing of the private placement, the anticipated use of proceeds therefrom and expected sufficiency thereof, Rocket’s future expectations, plans and prospects, including without limitation, Rocket’s expectations regarding its guidance for 2021 in light of COVID-19, the closing of the private placement and Rocket’s uses therefrom, Rocket’s expected cash runway and Rocket’s ability to advance its integrated and sustainable pipeline of genetic therapies for rare childhood disorders, may constitute forward-looking statements for the purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995 and other federal securities laws and are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these forward-looking statements, which often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “will give,” “estimate,” “seek,” “will,” “may,” “suggest” or similar terms, variations of such terms or the negative of those terms. Although Rocket believes that the expectations reflected in the forward-looking statements are reasonable, Rocket cannot guarantee such outcomes. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, Rocket’s ability to monitor the impact of COVID-19 on its business operations and take steps to ensure the safety of patients, families and employees, the interest from patients and families for participation in each of Rocket’s ongoing trials, our expectations regarding the delays and impact of COVID-19 on clinical sites, patient enrollment, trial timelines and data readouts, our expectations regarding our drug supply for our ongoing and anticipated trials, actions of regulatory agencies, which may affect the initiation, timing and progress of pre-clinical studies and clinical trials of its product candidates, Rocket’s dependence on third parties for development, manufacture, marketing, sales and distribution of product candidates, the outcome of litigation, and unexpected expenditures, as well as those risks more fully discussed in the section entitled “Risk Factors” in Rocket’s Annual Report on Form 10-K for the year ended December 31, 2020, filed March 1, 2021 with the SEC. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and Rocket undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Media
Kevin Giordano
Director, Corporate Communications
kgiordano@rocketpharma.com

Investors
Mayur Kasetty, M.D.
Director, Business Development & Operations
investors@rocketpharma.com